Exhibit 99.1

Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
908-470-2800, ext. 5102
jgandolfo@bioject.com

BIOJECT REPORTS THIRD-QUARTER 2004 RESULTS

Revenues Increase 43% over 2003

BEDMINSTER, NJ, October 27, 2004 — Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the third quarter of 2004, which ended September 30, 2004.

For the third quarter, Bioject reported revenues of $2.1 million, a 43% increase over the previous year’s third-quarter revenues of $1.4 million. Third-quarter product sales were $1.6 million compared to $1.3 million in the prior year, due to increased sales of the cool.click™ to Serono.   The Company reported a third-quarter operating loss and net loss allocable to common shareholders of $2.2 million, compared to an operating loss of $2.5 million and a net loss allocable to common shareholders of $2.4 million in the comparable year-ago quarter.

Basic and diluted net loss per common share for the quarter were $0.16 per share on 13.6 million weighted average shares outstanding, compared to a net loss of $0.22 per share on 10.7 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2004, Bioject reported a net loss allocable to common shareholders of $7.0 million on revenues of $7.0 million.  This compares to a net loss allocable to common shareholders of $7.0 million on revenues of $4.0 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2004 were $0.53 per share on 13.2 million weighted average shares outstanding compared to a net loss of $0.65 per share on 10.7 million weighted average shares outstanding for the comparable period last year.

“We are pleased with the continuing revenue growth during 2004 compared to 2003 resulting from increases in our product sales and license and development fee revenues,” said Jim O’Shea, President and CEO.

“In addition, in July, we signed a supply agreement for our needle free vial adapters and announced last week that we executed a license agreement with a leading Japanese pharmaceutical company for our Iject technology.  This agreement will generate license and development fees to Bioject over the next two years and product sales and royalties upon commercialization of the therapeutic protein for humans in 2006.  We are continuing to make significant progress in our business development efforts and remain confident in our ability to finalize these potential agreements in the future,” O’Shea concluded.

The Company will conduct a conference call to discuss third-quarter results on Thursday, October 28, 2004 at 10:00 a.m. Eastern Daylight Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future revenues and earnings and additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™ and the SeroJet™ , will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, the risk that the Company will be unable to obtain needed debt or equity financing on satisfactory terms, or at all,  uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company or its strategic partners to complete research and development and, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce its products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenue
Net sales of products	$1,608	$1,336	$5,572	$3,275
License and technology fees	453	106	1,470	687
	2,061	1,442	7,042	3,962
Expenses
Manufacturing	1,624	1,378	5,408	3,498
Research and development	1,398	1,157	4,546	3,587
Selling, general and administrative	1,221	1,371	4,176	4,103
Total operating expenses	4,243	3,906	14,130	11,188

Operating loss	(2,182)	(2,464)	(7,088)	(7,226)

Interest income	30	73	139	230
Interest expense	(22)	(2)	(60)	(3)
	8	71	79	227
Net loss allocable to common shareholders	$(2,174)	$(2,393)	$(7,009)	$(6,999)

Basic and diluted net loss per common share	$(0.16)	$(0.22)	$(0.53)	$(0.65)

Shares used in per share calculations	13,637,312	10,741,168	13,233,149	10,685,807

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$3,517	$6,894
Short-term marketable securities	858	2,259
Accounts receivable, net	1,122	1,300
Receivable from related party, current portion	18	74
Inventories, net	1,444	1,388
Other current assets	188	227
Total current assets	7,147	12,142

Long-term marketable securities	-	3,087
Restricted funds	1,500	1,500
Property and equipment, net	5,384	4,760
Other assets, net	1,081	979
Total assets	$15,112	$22,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$280	$175
Accounts payable and accrued liabilities	2,124	2,012
Deferred revenue	113	434
Total current liabilities	2,517	2,621
Long-term liabilities:
Long-term lease payable	138	82
Long-term debt	1,086	1,325
Deferred revenue	134	484

Shareholders’ equity:
Preferred stock	-	19,549
Common stock	108,617	88,777
Accumulated deficit	(97,380)	(90,370)
	11,237	17,956
Total liabilities and shareholders’ equity	$15,112	$22,468

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